EXHIBIT 12.1

                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                        STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
                   ---------------------------------------

                                                          For The Year Ended December 31,
                                                          -------------------------------
                                                     1998*              1997*            1996*            1995*            1994*
                                                     ----               ----             ----             ----             ----
                                                                           (In thousands, except ratio data)

     Earnings available to fixed charges:
       Income before income taxes                    $816,973         $544,590         $673,312         $472,786        $705,583
     Fixed charges -
       Interest expense                               100,514          114,357           84,822           65,125          38,633
       Portion of rent determined
         to be interest (1)                            21,016           19,636           17,561           15,340          13,200
       Minority interest in income
         of subsidiary trust                           26,692            1,528              0                0               0
       Eliminate equity in earnings                    (7,127)          (5,831)          (6,364)          (5,993)         (5,661)
                                                     --------         --------         --------         --------        --------
                                                     $958,068         $674,280         $769,331         $547,258        $751,755
                                                     ========         ========         ========         ========        ========
     Fixed charges:
       Interest expense                              $100,514         $ 114,357        $  84,822        $ 65,125        $ 38,633
       Portion of rent determined
         to be interest (1)                            21,016            19,636           17,561          15,340          13,200
       Minority interest in income
         of subsidiary trust                           26,692             1,528             0                0               0
                                                     --------         ---------        ---------        --------        --------
                                                     $148,222         $ 135,521        $ 102,383        $ 80,465        $ 51,833
                                                     ========         =========        =========        ========        ========
     Ratio of earnings to
       fixed charges                                     6.46              4.98             7.51            6.80           14.50
                                                     ========         =========        =========        ========        ========

      (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

   *    Restated for the merger with Rubbermaid Incorporated on March 24,
   1999, which was accounted for as a pooling of interests.
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